As filed with the Securities and Exchange Commission on September 27, 2006

Registration No. 333-137067

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICAN ACHIEVEMENT GROUP HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	20-4833998
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7211 Circle S Road

Austin, Texas 78745

(512) 444-0571

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Donald J. Percenti

American Achievement Group Holding Corp.

7211 Circle S Road

Austin, Texas 78745

(512) 444-0571

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with a copy to:

Joel F. Freedman

Ropes & Gray LLP

One International Place

Boston, MA 02110

(617) 951-7000

Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class of Securities to be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Note (2)	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee (3)
12.75% Senior PIK Notes due 2012	$275,000,000	100.000%	$275,000,000	$29,425

(1)	Includes $150,000,000 principal amount of such notes originally issued by the registrant and an additional $125,000,000 principal amount of such notes which may be issued in payment of interest pursuant to the indenture governing such notes. Such additional principal amount constitutes the registrant’s reasonable good faith estimate of such notes which may be paid as interest under such indenture.
(2)	Estimated solely for the purpose of calculating the registration fee.
(3)	Calculated pursuant to Rule 457(f) under the Securities Act, as follows: .000107 multiplied by the proposed maximum aggregate offering price. Includes $16,050 previously paid and an additional $13,375 to be paid as a result of the additional principal amount of the notes being registered pursuant to this amendment.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors, Officers, Managers and Members

American Achievement Group Holding Corp., the Issuer of the exchange notes, is a corporation incorporated under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, which relates to unlawful payment of dividends and unlawful stock purchases and redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any persons who were, are or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expense (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 of the Delaware General Corporation Law further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145 of the Delaware General Corporation Law.

Pursuant to Section 9 of American Achievement Group Holding Corp.’s certificate of incorporation, directors of American Achievement Group Holding Corp. are not liable to its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. Furthermore, no amendment or repeal of Section 9 applies to or has any effect on the liability or alleged liability of any director of American Achievement Group Holding Corp. for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Pursuant to Section 10 of American Achievement Group Holding Corp.’s certificate of incorporation, the corporation shall, to the maximum extent permitted under the law of the State of Delaware, indemnify and upon request advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of American Achievement Group Holding Corp. or while a director or officer is or was serving at the request of American Achievement Group Holding Corp. against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred (and not otherwise recovered) in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim. However, American Achievement Group Holding Corp. is not required to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Any repeal or modification of Section 10 does not adversely affect any right or protection of a director or officer of American Achievement Group Holding Corp. with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

Item 21. Exhibits

Unless otherwise indicated, the following exhibits were previously filed by the registrant with the initial filing of this registration statement:

Exhibit Number	Designation
3.1	Certificate of Incorporation of American Achievement Group Holding Corp.

3.2	Bylaws of American Achievement Group Holding Corp.

4.1	Indenture, dated as of June 12, 2006, among the American Achievement Group Holding Corp. and U.S. Bank National Association, as Trustee.

4.2	Form of 12.75% Senior PIK Note due October 1, 2012 (included in Exhibit 4.1).

4.3	Exchange and Registration Rights Agreement, dated June 12, 2006, among American Achievement Group Holding Corp., Goldman, Sachs & Co. and Lehman Brothers Inc.

4.4	Indenture, dated as of March 25, 2004, among The Bank of New York, as Trustee, and the Guarantors (incorporated by reference to Exhibit 4.1 to American Achievement Corporation’s Report on Form 10-Q, dated July 13, 2004).

4.5	Form of 8.25% Senior Subordinated Notes due April 1, 2012 (included in Exhibit 4.4).

4.6	Indenture, dated as of November 16, 2004, among the AAC Group Holding Corp. and U.S. Bank National Association, as Trustee (incorporated by reference to Exhibit 4.7 to AAC Group Holding Corp.’s Form S-4 as filed on December 21, 2004).

4.7	Form of 10.75% Senior Discount Note due October 1, 2012 (included in Exhibit 4.6).

5.1	Opinion of Ropes & Gray LLP

10.1	Credit Agreement, dated March 25, 2004, by and among American Achievement Corporation, the Guarantors, Goldman Sachs Credit Partners L.P., Deutsche Bank A.G., Cayman Islands Branch, and Deutsche Bank Securities Inc. (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Report on form 10-Q, dated July 13, 2004).

10.2	Pledge and Security Agreement between the Guarantors and Goldman Sachs Credit Partners, L.P., dated March 25, 2004 (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Report on Form 10-Q, dated July 13, 2004).

10.3	Intercreditor Agreement between Goldman Sachs Credit Partners L.P., the Secured Parties and The Bank of Nova Scotia, dated March 25, 2004 (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Report on form 10-Q, dated July 13, 2004).

10.4	First Amended and Restated Letter Agreement for Fee Consignment and Purchase of Gold between Commemorative Brands, Inc. and The Bank of Nova Scotia, dated March 25, 2004 (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Report on Form 10-Q, dated July 13, 2004).

10.5	Letter Agreement for Addition of Approved Inventory Locations between Commemorative Brands, Inc. and The Bank of Nova Scotia, dated June 9, 2004 (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Report on form 10-Q, dated July 13, 2004)

10.6	Management Advisory Agreement by and between AAC Holding Corp., American Achievement Corporation, and Fenway Partners, Inc., dated March 25, 2004 (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Report on form 10-Q, dated July 13, 2004)

Exhibit Number	Designation
10.7	Employment Agreement, dated as of July 13, 1999 by and between Commemorative Brands, Inc. and David G. Fiore (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Amended Registration Statement on Form S-4/A, dated April 5, 2002)

10.8	First Amendment to the Employment Agreement by and between Commemorative Brands, Inc. and David G. Fiore dated February 1, 2002 (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Amended Registration Statement on Form S-4/A, dated April 5, 2002)

10.9	Second Amendment to the Employment Agreement by and between American Achievement Corporation and David G. Fiore, dated December 23, 2003 (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Registration Statement on Form S-4, dated July 22, 2004).

10.10	Employment Agreement Amendment, dated October 21, 2004 between American Achievement Corporation and David G. Fiore (incorporated by reference to Exhibit 10.19 to American Achievement Corporation’s Form 10-K filed on November 5, 2005)

10.11	Employment Agreement Amendment dated November 19, 2004 between American Achievement Corporation and David G. Fiore (incorporated by reference to Exhibit 10.20 to AAC Group Holding Corp.’s Form S-4/A filed May 3, 2005)

10.12	Employment Agreement, dated as of December 16, 1996 by and between Commemorative Brands, Inc. and Sherice P. Bench, as amended (incorporated by reference to the corresponding Exhibit number of American Achievement Corporation’s Amended Registration Statement on Form S-4/A, dated April 5, 2002)

10.13	First Amendment to the Employment Agreement by and between Commemorative Brands, Inc. and Sherice P. Bench, dated July 2, 1999 (incorporated by reference to the corresponding Exhibit of American Achievement Corporation’s Registration Statement on Form S-4, dated July 22, 2004).

10.14	Second Amendment to the Employment Agreement by and between Commemorative Brands, Inc. and Sherice P. Bench dated April 9, 2004 (incorporated by reference to the corresponding Exhibit of American Achievement Corporation’s Registration Statement on Form S-4, dated July 22, 2004).

10.15	Employment Agreement, dated as of December 16, 1996 by and between Commemorative Brands, Inc. and Donald J. Percenti (incorporated by reference to Exhibit number 10.11 of American Achievement Corporation’s Amended Registration Statement on Form S-4/A, dated April 5, 2002)

10.16	First Amendment to the Employment Agreement by and between Commemorative Brands, Inc. and Donald J. Percenti dated April 9, 2004 (incorporated by reference to the corresponding Exhibit of American Achievement Corporation’s Registration Statement on Form S-4, dated July 22, 2004).

10.17	Employment Agreement dated as of February 1, 2006 between Commemorative Brands, Inc. and Matthew Gase (incorporated by reference to Exhibit 10.1 to American Achievement Corporation’s Form 8-K filed on June 5, 2006)

12.1	Statement regarding Computation of Ratios of Earnings to Fixed Charges

21.1	Subsidiaries of American Achievement Group Holding Corp.

23.1	Consent of Ropes & Gray LLP (see Exhibit 5.1)

23.2	Consent of Deloitte & Touche LLP

24.1	Powers of Attorney (see signature pages of the Registration Statement)

25.1	Statement on Form T-1 as to the eligibility of the Trustee

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

Item 22.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use; and

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or in securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that are incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, state of Texas, on this 27th day of September, 2006.

AMERICAN ACHIEVEMENT GROUP HOLDING CORP.

By	/S/ SHERICE P. BENCH
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 27, 2006.

Signatures	Title

* Donald J. Percenti	President and Chief Executive Officer (principal Executive Officer) and Director

* Sherice P. Bench	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Accounting Officer)

* Alan Bowers	Director

* David Fiore	Director

* Andrea Geisser	Director

* Myles Kleeger	Director

* Mac LaFollette	Director

* Peter Lamm	Director

* Jean Ann McKenzie	Director

* W. Gregg Smart	Director

*/S/ SHERICE P. BENCH Sherice P. Bench Attorney-in-fact